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                                                                   EXHIBIT 99.1

                    [HEWLETT-PACKARD COMPANY LETTERHEAD]

                         HP EXPECTS LOWER Q2 EARNINGS

Editorial Contact:
Suzette Stephens, HP
+1 650 236 5127
SUZETTE_STEPHENS@HP.COM


PALO ALTO, Calif., April 18, 2001 -- Hewlett-Packard Company (NYSE:HWP) today announced that due primarily to rapid deterioration in consumer information technology (IT) spending around the world, the company now expects to report a revenue decline of between two and four percent both sequentially and year-over-year for its second fiscal quarter ending April 30, 2001.

The company said the results also reflect an approximately four percent adverse currency effect, as expected currency improvements did not materialize during the quarter.

Based on the slowdown in consumer IT spending globally, the company expects earnings per share to be in the range of 13 to 17 cents for the quarter. This estimate includes approximately $150 million of one-time inventory and capacity write-downs associated with some of the company's consumer products.

"When we issued our previous second fiscal quarter guidance, we had limited visibility into the extent of the U.S. consumer and commercial downturn, its potential impact on other regions and the continuation of adverse currency effects. At this time, it is quite clear that the U.S. downturn in the consumer market is now spreading to other regions, notably Europe," said Carly Fiorina, chairman, president and chief executive officer.

"Recent European PC market data suggests the European slowdown is beginning to mirror the pattern we saw in the U.S. - growing softness in the retail sector and increasingly competitive pricing moves followed by a more subtle but just as meaningful slowdown in the enterprise space.

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April 18, 2001
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"Despite this difficult climate, on a global basis, we're seeing a slight improvement in our enterprise business. In contrast with the increasing weakness in the consumer space, revenues from our enterprise business are expected to be flat or up slightly on a sequential basis.

"In this challenging environment, we're staying focused on our strategy and working hard to achieve the right balance between adjusting costs and expenses downward to address current business conditions, while continuing to make the necessary investments in areas such as R&D to assure that we come out of this slowdown strong and well positioned," said Fiorina.

Fiorina said that in recognition of the contributions HP employees are making during these tough times, the company will not defer salary increases beyond the 90-day delay instituted during the first quarter. Instead, the company will take additional actions to manage expenses, including maintaining tight control of discretionary spending, requiring employees to take incremental days off, and reducing management cost structures by improving span of control through the elimination of up to 3,000 management positions.

"We remain confident that our strategy is the right one," said Fiorina. "We believe we will emerge from this downturn a more aggressive and focused competitor."

Fiorina said HP has limited visibility in this economic environment, but current planning assumptions for the third quarter call for flat revenues sequentially and year-over-year, with gross margins trending up. These assumptions are subject to change based on evolving market conditions.

A 30-minute conference call with Fiorina will begin today at 8:30 a.m. EDT/5:30 a.m. PDT. To listen to the conference call replay, available from 11:00 a.m. EDT/8:00 a.m. PDT today until 8:00 p.m. EDT/5:00 p.m. PDT April 24, 2001, call +1 858 812 6440, using reservation number 18643574.

ABOUT HP

Hewlett-Packard Company -- a leading global provider of computing and imaging solutions and services -- is focused on making technology and its benefits accessible to individuals and businesses through simple


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April 18, 2001
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appliances, useful e-services and solutions for an Internet infrastructure that's always on.

HP had total revenues from continuing operations of $48.8 billion in its 2000 fiscal year. Information about HP and its products can be found on the World Wide Web at http://www.hp.com.

                                      # # #

This news release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of HP and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that may be deemed forward-looking statements, including any projections of earnings, revenues, or other financial items; any statements of the plans, strategies, and objectives of management for future operations; any statements concerning proposed products, services, or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the ability of HP to retain and motivate key employees; the timely development, production and acceptance of products and services and their feature sets; the challenge of managing asset levels, including inventory; the flow of products into third-party distribution channels; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks that are described from time to time in HP's Securities and Exchange Commission reports, including but not limited to the annual report on Form 10-K for the year ended Oct. 31, 2000, and subsequently filed reports. HP assumes no obligation to update these forward-looking statements.